Exhibit d (xlvii)

                                                                                                                                                                                                                                                                                                                                                                                                                                                            USAA CONTRACT CONTROL NUMBER:  1017621
                                                                                      USAA AMENDMENT CONTROL NUMBER:  1017621-003

                    AMENDMENT NO. 2 TO
INVESTMENT SUBADVISORY AGREEMENT

·AMENDMENT NO. 2 made as of January  I, 2011, (the Effective Date) to the Investment Subadvisory Agreement made as of the 1'1 day of August 2006 between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the Jaws of the state of Delaware and having Its principal place of business in San Antonio, Texas (IMCO) and WELLINGTON MANAGEMENT COMPANY, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts and having its principal place of business In Boston, Massachusetts (Welffngton  Management) with respect to services provided to the Small Cap Stock Fund, a series of USAA Mutual Fund Trust.·

IMCO and Wellington Management agree to modify and amend the lnvestment Subadvisory Agreement described above (Agreement) as follows:

1. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to Wellington Management with respect to each Fund, is hereby replaced in its entirety by Schedule B (revised January l, 2011) attached hereto.

2. RATIFICATION. Except as modified and amended hereby, the Agreement ls hereby ratified and confirmed in full force and effect in accordance with Its terms.

IN WITNESS WHEREOF, IMCO and Wellington Management have caused this Amendment No.   2 to be executed as of the date first set forth above.

Attest:	USAA INVESTMENT MANAGEMENT COMPANY
By :	By :
Name: Christoher P. Laia	Name: Daniel S. McNamara
Title: Secretary	Title: President

By: Name: Title: Authorized Signatory

Attest:	WELLINGTON MANAGEMENT COMPANY, LLP

By: /S/ Laurie J. Russell Name: Laurie J. Russell Title: Asst. Vice President	By: /S/ Pamela Dippel Name: Pamel Dippel Title: Senior Vice President

SCHEDULE B FEES

Fund	Account Rate per annum of the average daily net assets of the Fund Account
Growth & Income Fund	0.20%
Small Cap Stock Fund	0.70%··First $300 million; 0.65%·- Amounts above $300 million
Science & Technology Fund	0.45%·- First $100 million; 0.35%··Amounts above $100 million
Aggrnssive Growth Fund* .	0.325%·- First $300 million; 0.30% •• Next $700 million; 0.28% ··Over $1billion

• Wellington Management agrees that it will not seek to Increase this fee rate durig the three-year period ending July 20, 2013 (the Tlu·ee·Year Lock). This Three-Year Lock does not limit the rights of a Fund's shareholders, a Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Tennination of this Agreement").

Revised:  January 1, 2011

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